CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS RECORD NET INCOME OF $6.1 MILLION FOR THE FOURTH QUARTER 2020 AND $18.1 MILLION FOR THE FULL YEAR 2020 AND
DECLARES A QUARTERLY DIVIDEND OF $0.09 PER SHARE

Cranbury NJ - February 2, 2021 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $6.1 million and diluted earnings per share of $0.59 for the three months ended December 31, 2020 compared to net income of $3.2 million and diluted earnings per share of $0.34 for the three months ended December 31, 2019. Net income increased 87.0% and diluted earnings per share increased 73.5% for the fourth quarter of 2020 compared to the fourth quarter of 2019. Net income for the three months ended December 31, 2019 included $880,000 of after tax merger expenses related to the merger of Shore Community Bank (“Shore”) with and into the Bank in November 2019.

For the year ended December 31, 2020, net income was $18.1 million and diluted earnings per share was $1.76 compared to net income of $13.6 million and diluted earnings per share of $1.53 for the year ended December 31, 2019. Net income for the years ended December 31, 2020 and 2019 included $45,000 and $1.3 million, respectively, of after tax merger expenses related to the merger of Shore.

The Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock that will be payable on February 26, 2021 to shareholders of record on February 12, 2021.

Robert F. Mangano, President and Chief Executive Officer, stated, “We reported record earnings for the fourth quarter and the full year of 2020 despite the unprecedented challenges presented by the pandemic. The Company’s diversified lending platforms contributed significantly to the increase in revenue and net income during the fourth quarter and throughout the year as the Company’s residential mortgage banking and mortgage warehouse lending operations benefited from the low interest rate environment.”

Mr. Mangano added, “We addressed the economic uncertainty by providing access to additional credit and forbearance on loan interest and or principal payments to customers, significantly enhancing the frequency and level of critical review of the loan portfolio and recording an annual provision for loan losses of $6.7 million, which increased the allowance for loan losses by 68.7% to $15.6 million at December 31, 2020.”

Mr. Mangano continued, “I could not be prouder of the dedication, hard work and resiliency of our employees during this extremely difficult period. They worked tirelessly to serve and assist our customers and maintain the operations of the Company. Our financial success is a reflection of their commitment. Recently, Newsweek Magazine named 1st Constitution Bank the “2021 Best Small Bank in New Jersey.”

FOURTH QUARTER 2020 HIGHLIGHTS

•Return on average total assets and return on average shareholders' equity were 1.31% and 13.13%, respectively.
•Net interest income was $16.4 million and the net interest margin was 3.81% on a tax equivalent basis.
•A provision for loan losses of $1.4 million was recorded and net charge-offs were $168,000.
•Total loans were $1.4 billion at December 31, 2020 and increased $217.7 million from December 31, 2019. Mortgage warehouse lines increased $151.7 million, commercial real estate loans increased $51.3 million and commercial business loans increased $49.5 million, which included $58.8 million in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans.

•Mortgage warehouse lines totaled $388.4 million at December 31, 2020 and $1.8 billion of residential mortgage loans were financed during the fourth quarter of 2020.
•Residential mortgage banking operations originated $117.4 million of residential mortgages, sold $113.6 million in residential mortgages and recorded a $3.2 million gain on sales of loans.
•Total deposits were $1.6 billion at December 31, 2020 and increased $285.5 million, with non-interest demand deposits increasing $137.7 million from December 31, 2019.
•Non-performing assets were $17.3 million, or 0.96% of total assets at December 31, 2020, representing an increase of $12.3 million from December 31, 2019 and included $92,000 of other real estate owned (“OREO”).

COVID-19 Impact and Response

The Company in its previous earnings press releases during 2020 reported the actions that it took in response to the sudden emergence of the COVID-19 global pandemic.

As the Company conducts its daily operations, the health and safety of our employees and customers remains our primary concern and we continue to maintain the same measures and protective procedures that we implemented in the first quarter of 2020. The Company re-opened interior access to all of our branch offices to customers in June 2020 and the offices continue to be open for customers. Where feasible, the Company is allowing its staff to work remotely. The Company rewarded all its staff with a bonus payment in the fourth quarter of 2020 for their dedication during this pandemic. In addition, the Company is providing paid time off to employees to obtain COVID-19 vaccinations.

During the fourth quarter of 2020, the Company continued working with customers impacted by the economic disruption. In addition, management significantly increased the provision for loan losses in response to the higher estimated incurred losses in the loan portfolio. Management may further adjust the provision and allowance for loan losses in response to changes in economic conditions and the performance of the loan portfolio in future periods.

To support our loan and deposit customers and the communities we serve:
•We continue to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted. During 2020, $149.3 million of loans ($140.9 million of commercial loans and $8.4 million of consumer loans) were modified to provide deferral of interest and or principal by borrowers for up to 90 days. As of December 31, 2020, all loans that had previously received deferrals were no longer deferred, except one commercial real estate loan with a balance of $6.0 million received an additional deferral of principal payments up to 90 days and two commercial real estate loans totaling $4.6 million were placed on non-accrual status in the third quarter of 2020.
•As a long-standing SBA preferred lender, we actively participated in the SBA’s PPP lending program established under the CARES Act. As of December 31, 2020, we funded 467 SBA PPP loans totaling $75.6 million of which $15.8 million of PPP loans were forgiven by the SBA in the fourth quarter of 2020.
•The Economic Aid to Hard Hit Small Business, Not for Profits and Venues Act (“Economic Aid Act”) was enacted in December 2020 in further response to the coronavirus pandemic. Among other things, the Economic Aid Act provides relief to borrowers to access additional credit through the SBA's PPP program. We are actively participating in the new program and have accepted 120 applications for PPP loans totaling $22.1 million. The SBA has approved 62 applications for $8.6 million of PPP loans. Of the total approved, we have funded $8.7 million of PPP loans as of January 29, 2021.
•We are participating in the Federal Reserve's PPP loan funding program and may pledge the PPP loans to collateralize a like amount of borrowings from the Federal Reserve at a favorable interest rate of 0.35% up to a two-year term.

Modification of Loans and Deferral of Payments

Through December 31, 2020, $140.9 million of commercial business and commercial real estate loans and $8.4 million of consumer loans had been modified to provide deferral of interest and or principal by borrowers for up to 90 days. As of December 31, 2020, all commercial business, commercial real estate and consumer loans that had previously received deferrals were no longer deferred and had made the contractually due payments, except for three loans. During the fourth quarter of 2020, one commercial real estate loan with a balance of $6.0 million received an additional deferral of principal payments up to 90 days. Two commercial real estate loans for hotels totaling $4.6 million that had received a modification in the second quarter of 2020 were placed on non-accrual during the third quarter of 2020.

Allowance for Loan Losses

Management reviewed the loan portfolio at December 31, 2020 in connection with the evaluation of the adequacy of the allowance for loan losses. Loans with balances of less than $250,000 were generally excluded from management’s review. As a result of management’s review of the loan portfolio at December 31, 2020, a provision for loan losses of $1.4 million was recorded for the fourth quarter of 2020 and the allowance for loan losses was increased to $15.6 million at December 31, 2020.

Management reviewed over 90% of the $140.9 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days.

At December 31, 2020, the allowance for loan losses included $618,000 for loans that were rated Pass-Watch and had received a deferral. This reflects management’s previously reported determination that “Pass-Watch” credit rated loans with modifications or deferrals suggest a weaker financial strength of the borrower than “Pass” credit rated loans, thereby warranting additional reserves for loan losses than would ordinarily be reserved for “Pass-Watch” credit rated loans.

Management previously identified the hotel and restaurant-food service industries as most likely to be adversely impacted in the near-term by the economic disruption caused by the COVID-19 pandemic. At December 31, 2020 loans to hotel and restaurant-food service industries were $67.8 million and $64.0 million, respectively. Management reviewed over 99% of the hotel loans and over 96% of the restaurant-food service loans.

All construction loans are closely monitored on a quarterly basis and are reviewed to assess the progress of construction relative to the plan and budget and lease-up or sales of units.

Management also reviewed loans to schools that are private educational institutions that are generally sponsored or affiliated with religious organizations. The loans totaled $26.4 million at December 31, 2020, and 97% of these loans were reviewed.

The expanded review also included $6.0 million, or over 31%, of commercial loans made under the SBA 7(a) loan program, totaling $19.3 million at December 31, 2020.

As a result of this fourth quarter of 2020 review, loans totaling $3.9 million and $500,000 were down-graded to “Special Mention” and “Substandard,” respectively.

Discussion of Financial Results
On November 8, 2019, the Company completed the merger of Shore with and into the Bank (the "Shore Merger").

Net income was $6.1 million, or $0.59 per diluted share, for the fourth quarter of 2020 compared to net income of $3.2 million, or $0.34 per diluted share, for the fourth quarter of 2019. For the three months ended December 31, 2020, net interest income increased $3.2 million compared to the three months ended December 31, 2019 driven primarily by the increase in the average balance of loans since December 31, 2019. Gain on sales of loans for the fourth quarter of 2020 increased $1.9 million compared to the fourth quarter of 2019 due primarily to the higher volume of residential mortgage loans sold. The provision for loan losses was $1.4 million for the fourth quarter of 2020 compared to $300,000 for the fourth quarter of 2019. This increase reflected management’s current estimate of loan losses that were incurred due to the economic disruption caused by the COVID-19 pandemic. Non-interest expenses were $11.2 million for the fourth quarter of 2020, representing an increase of $710,000, compared to $10.5 million for the fourth quarter of 2019, which included $1.2 million of Shore merger-related expenses.

Net interest income was $16.4 million for the fourth quarter of 2020 and increased $3.2 million compared to net interest income of $13.2 million for the fourth quarter of 2019. Total interest income was $18.3 million for the three months ended December 31, 2020 compared to $16.7 million for the three months ended December 31, 2019. The increase in total interest income was primarily due to a net increase of $330.5 million in average loans, reflecting growth in all segments of the loan portfolio except construction loans and loans to individuals, and included $69.9 million in average SBA PPP loans. Average interest-earning assets were $1.7 billion, with a tax-equivalent yield of 4.27%, for the fourth quarter of 2020 compared to average interest-earning assets of $1.4 billion, with a tax-equivalent yield of 4.92%, for the fourth quarter of 2019. The tax-equivalent yield on average interest-earning assets for the fourth quarter of 2020 declined 65 basis points to 4.27%, due primarily to the decline in market interest rates beginning in the third quarter of 2019 and continuing throughout 2020. The Federal Reserve reduced the targeted federal funds rate 50 basis points in the third quarter of 2019, 25 basis points in the fourth quarter of 2019 and, in response to the COVID-19 pandemic, further reduced the targeted federal funds rate by 150 basis points in March 2020. The prime rate was 5.00% at September 30, 2019. As a result of the reductions in the targeted federal funds rate in 2019, the prime rate declined to 4.75% in October 2019 and declined further to 3.25% in March 2020. The Bank had approximately $570.5 million of loans with an interest rate tied to the prime rate and approximately $47.5 million of loans with an interest rate tied to either 1- or 3-month LIBOR at December 31, 2020.

Interest expense on average interest-bearing liabilities was $2.0 million, with an interest cost of 0.65%, for the fourth quarter of 2020, compared to $2.4 million, with an interest cost of 0.79%, for the third quarter of 2020 and $3.6 million, with an interest cost of 1.39%, for the fourth quarter of 2019. Despite an increase of $175.3 million in average interest-bearing liabilities for the fourth quarter of 2020 compared to the fourth quarter of 2019, interest expense declined $1.6 million largely due to the decline in interest rates paid on deposits, borrowings and the redeemable subordinated debentures as a direct result of the falling interest rate environment. The average cost of interest-bearing deposits was 0.64% for the fourth quarter of 2020, 0.81% for the third quarter of 2020 and 1.32% for the fourth quarter of 2019. The lower interest cost of interest-bearing deposits for the fourth quarter of 2020 compared to the fourth quarter of 2019 primarily reflected a steep decline in market interest rates beginning in the third quarter of 2019 and continuing through 2020. The interest rates paid on deposits generally do not adjust quickly to rapid changes in market interest rates and decline over time in a falling interest rate environment. Of the total increase in average interest-bearing liabilities, certificates of deposit which generally have a higher interest cost than other types of interest-bearing deposits, increased $48.2 million for the fourth quarter of 2020. At December 31, 2020, there were $94.7 million of certificates of deposits with an average interest cost of 1.46% that mature within the following six months. Management will continue to monitor and adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis was 3.81% for the fourth quarter of 2020 compared to 3.87% for the fourth quarter of 2019, representing a decline of 6 basis points due primarily to the lower interest rate environment beginning in the third quarter of 2019. Interest income for the fourth quarter of 2020 included $339,000 of fee income related to PPP loans that were forgiven and paid-off by the SBA and $224,000 of interest income collected on non-performing loans that were fully paid-off.

The Company recorded a provision for loan losses of $1.4 million for the fourth quarter of 2020 compared to a provision for loan losses of $300,000 for the fourth quarter of 2019. The significant increase in the provision for loan losses in the fourth quarter of 2020 included an additional provision of approximately $500,000 to increase specific reserves on impaired loans, $208,000 to increase the qualitative risk factors for local economic conditions and $580,000 to increase the qualitative risk factors for hotel and restaurant loans. This provision also reflected changes in loan ratings and the growth and change in mix of the loan portfolio in the fourth quarter of 2020. At December 31, 2020, total loans were $1.4 billion and the allowance for loan losses was $15.6 million, or 1.09% of total loans, compared to total loans of $1.2 billion and an allowance for loan losses of $9.3 million, or 0.76% of total loans, at December 31, 2019. The allowance for loan losses, excluding the allocated reserve for mortgage warehouse lines, was $13.8 million, or 1.32% of total loans excluding mortgage warehouse lines. Acquisition accounting for the Shore merger in 2019 and the New Jersey Community Bank (“NJCB”) merger in 2018 resulted in the Shore and NJCB loans being recorded at their fair value and no allowance for loan losses as of the effective time of the respective mergers. The unaccreted general credit fair value discounts related to the former Shore and NJCB loans were approximately $1.6 million and $0.5 million at December 31, 2020, respectively. In addition, at December 31, 2020, there were $58.8 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no reserve was provided.

Non-interest income was $4.4 million for the fourth quarter of 2020, representing an increase of $2.4 million, or 118.1%, compared to $2.0 million for the fourth quarter of 2019. The significant increase in non-interest income was driven primarily by a $1.9 million increase in gain on sales of loans. In the fourth quarter of 2020, residential mortgage banking operations originated approximately $117.4 million of residential mortgages, sold $113.6 million of residential mortgages and recorded $3.2 million of gain on sales of loans compared to $40.9 million of residential mortgages originated, $45.5 million of residential mortgage loans sold and $1.2 million of gain on sales of loans recorded in the fourth quarter of 2019. The residential mortgage loan pipeline was $42.5 million at December 31, 2020. Management believes that the increase in residential mortgage loans originated and sold was due primarily to increased residential mortgage refinancing activity as a result of significantly lower mortgage interest rates in the 2020 period compared to the 2019 period. In the fourth quarter of 2020, $705,000 of SBA loans were sold and gains of $59,000 was recorded compared to $1.5 million of SBA loans sold and gains of $112,000 recorded in the fourth quarter of 2019. For the fourth quarter of 2020 compared to the fourth quarter of 2019, service charges on deposit accounts decreased $43,000, due primarily to lower overdraft fees. Other income increased $494,000 in the fourth quarter of 2020 compared to the fourth quarter of 2019, which included a $238,000 loss on sale of OREO. Excluding the loss on sale of OREO, other income increased $256,000 primarily due to a $57,000 increase in debit card interchange fees, an interest rate swap fee collected of $29,000, $54,000 of fees and reimbursed expenses related to the resolution of non-performing loans, a recovery of $44,000 of principal on a previously impaired investment security and general increases in other income components.

Non-interest expenses were $11.2 million for the fourth quarter of 2020 and increased $710,000, or 6.8%, compared to $10.5 million for the fourth quarter of 2019, which included $1.2 million of expenses related to the Shore merger. Salaries and employee benefits expense increased $1.6 million, or 27.0%, for the fourth quarter of 2020 compared to the fourth quarter of 2019 due primarily to a $945,000 increase in mortgage commissions resulting from significantly higher residential mortgage lending activity, $150,000 in temporary staffing costs, $107,000 in special bonus compensation paid to all employees, merit increases and increases in employee benefit expenses, which amounts were partially offset by higher deferred loan origination expenses of approximately $95,000. FDIC insurance expense increased $291,000 due to the growth of assets, a credit of $106,000 from the FDIC related to the third quarter of 2019 assessment and an increase in the FDIC assessment rate in 2020. Other operating expenses decreased $73,000, or 4.0% for the fourth quarter of 2020 compared to the fourth quarter of 2019, resulting primarily from net decreases in various components of other operating expenses.

Income tax expense was $2.1 million for the fourth quarter of 2020, resulting in an effective tax rate of 26.0%, compared to income tax expense of $1.1 million, which resulted in an effective tax rate of 26.3% for the fourth quarter of 2019. The $1.0 million increase in income tax expense was due to an increase of $3.8 million in pre-tax income in the fourth quarter of 2020 compared to the fourth quarter of 2019.

Total assets increased $220.6 million to $1.81 billion at December 31, 2020 from $1.59 billion at December 31, 2019, due primarily to a $217.7 million increase in total loans, a $23.9 million increase in loans held for sale and a $7.2 million increase in total cash and cash equivalents which were partially offset by a $14.7 million decrease in total investment securities. The increase in total assets was funded primarily by a $285.5 million increase in deposits. Total portfolio loans at December 31, 2020 were $1.43 billion, compared to $1.22 billion at December 31, 2019. The $217.7 million increase in loans was due primarily to an increase of $151.7 million in mortgage warehouse lines, an increase of $51.3 million in commercial real estate loans and an increase of $49.5 million in commercial business loans which included $58.8 million of SBA PPP loans, and was partially offset by decreases in other components of the loan portfolio. Total investment securities were $217.7 million at December 31, 2020, representing a decrease of $14.7 million from $232.4 million at December 31, 2019. Investment securities available for sale decreased $30.6 million and investment securities held to maturity increased $15.9 million at December 31, 2020 from December 31, 2019.

Total deposits increased $285.5 million to $1.56 billion at December 31, 2020 from $1.28 billion at December 31, 2019. The increase in deposits was due primarily to a $137.7 million increase in non-interest-bearing demand deposits, a $48.4 million increase in interest-bearing demand deposits, a $75.2 million increase in savings deposits and $24.2 million increase in certificates of deposit. Short-term borrowings decreased $82.2 million to $9.8 million at December 31, 2020, compared to $92.0 million at December 31, 2019 as a result of the increase in total deposits.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under applicable regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.92%, 12.16%, 11.12% and 9.41%, respectively, at December 31, 2020. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.11%, 12.15%, 11.11% and 9.40%, respectively, at December 31, 2020. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $16.4 million at December 31, 2020 compared to $4.5 million at December 31, 2019. During the year ended December 31, 2020, $14.5 million of loans were placed on non-accrual status and consisted of a participation in a construction loan with a balance of $7.5 million, $6.8 million of commercial real estate loans, a $156,000 residential loan and a $84,000 commercial business loan. During the year, $2.7 million of non-performing loans and $1.8 million of purchased credit impaired loans were repaid.

Non-performing loans represented 1.20% of total loans and non-performing assets represented 0.96% of total assets at December 31, 2020 compared to 0.37% and 0.32% at December 31, 2019, respectively.

OREO at December 31, 2020 was $92,000 and consisted of one parcel of land that was acquired in the Shore merger. During 2020, $479,000 of OREO was sold and a gain on sale of OREO of $75,000 was recorded.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 25 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (2), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

The foregoing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimate made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; our ability to integrate acquisitions and achieve cost savings; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.
Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Per share data:
Earnings per share - basic	$0.59	$0.34	$1.77	$1.54
Earnings per share - diluted	0.59	0.34	1.76	1.53
Book value per share at end of period			18.32	16.74
Tangible book value per common share at end of period(1)			14.80	13.13

Weighted average shares outstanding - basic	10,240,325	9,568,280	10,220,319	8,875,237
Weighted average shares outstanding - diluted	10,282,336	9,628,738	10,260,965	8,933,471
Shares outstanding at end of period			10,245,826	10,191,676
Performance ratios/data:
Return on average total assets	1.31%	0.88%	1.05%	1.06%
Return on average shareholders' equity	13.13%	8.25%	10.20%	9.87%
Net interest income (tax-equivalent basis)(2)	$16,501	$13,268	$59,020	$47,779
Net interest margin (tax-equivalent basis)(3)	3.81%	3.87%	3.71%	4.00%
Efficiency ratio (tax-equivalent basis)(4)	53.53%	68.49%	56.68%	63.46%

Loan portfolio composition:			December 31, 2020	December 31, 2019
Commercial real estate			$618,978	$567,655
Mortgage warehouse lines			388,366	236,672
Construction loans			129,245	148,939
Commercial business			188,728	139,271
Residential real estate			88,261	90,259
Loans to individuals			21,269	32,604
Other loans			113	137
Gross loans			1,434,960	1,215,537
Deferred (fees) costs, net			(1,254)	491
Total loans			$1,433,706	$1,216,028
Asset quality data:
Loans past due over 90 days and still accruing			$871	$—
Non-accrual loans			16,361	4,497
OREO property			92	571
Total non-performing assets			$17,324	$5,068

Net charge-offs	$(168)	$(7)	$(328)	$(481)
Allowance for loan losses to total loans			1.09%	0.76%
Allowance for loan losses to total loans excluding mortgage warehouse lines and related allowance			1.32%	0.84%
Allowance for loan losses to non-performing loans			90.77%	206.16%
Non-performing loans to total loans			1.20%	0.37%
Non-performing assets to total assets			0.96%	0.32%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			9.92%	9.70%
Total capital to risk-weighted assets			12.16%	11.69%
Tier 1 capital to risk-weighted assets			11.12%	11.01%
Tier 1 leverage ratio			9.41%	10.56%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			11.11%	10.99%
Total capital to risk-weighted assets			12.15%	11.67%
Tier 1 capital to risk-weighted assets			11.11%	10.99%
Tier 1 leverage ratio			9.40%	10.54%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $134 and $109 for the three months ended December 31, 2020 and 2019, respectively, the tax-equivalent adjustment was $517 and $443 for the year ended December 31, 2020 and 2019, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$3,661	$2,547
Interest-earning deposits	18,334	12,295
Total cash and cash equivalents	21,995	14,842
Investment securities:
Available for sale, at fair value	125,197	155,782
Held to maturity (fair value of $95,640 and $78,223 at December 31, 2020 and 2019, respectively)	92,552	76,620
Total investment securities	217,749	232,402
Loans held for sale	29,782	5,927
Loans	1,433,706	1,216,028
Less: allowance for loan losses	(15,641)	(9,271)
Net loans	1,418,065	1,206,757
Premises and equipment, net	14,345	15,262
Right-of-use assets	16,548	17,957
Accrued interest receivable	5,273	4,945
Bank-owned life insurance	37,316	36,678
Other real estate owned	92	571
Goodwill and intangible assets	36,003	36,779
Other assets	9,741	14,142
Total assets	$1,806,909	$1,586,262
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$425,210	$287,555
Interest bearing	1,137,629	989,807
Total deposits	1,562,839	1,277,362
Short-term borrowings	9,825	92,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	851	1,592
Lease liability	17,387	18,617
Accrued expense and other liabilities	9,793	7,506
Total liabilities	1,619,252	1,415,684
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,293,535 and 10,224,974 shares issued and 10,245,826 and 10,191,676 shares outstanding as of December 31, 2020 and 2019, respectively	111,135	109,964
Retained earnings	75,201	60,791
Treasury stock, 47,709 and 33,298 shares at December 31, 2020 and 2019, respectively	(611)	(368)
Accumulated other comprehensive income	1,932	191
Total shareholders' equity	187,657	170,578
Total liabilities and shareholders' equity	$1,806,909	$1,586,262

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees	$17,152	$15,195	$63,808	$53,537
Securities:
Taxable	656	1,095	3,289	4,710
Tax-exempt	504	411	1,942	1,667
Federal funds sold and short-term investments	12	47	107	176
Total interest income	18,324	16,748	69,146	60,090
INTEREST EXPENSE
Deposits	1,848	3,202	9,981	11,094
Borrowings	23	215	228	912
Redeemable subordinated debentures	86	172	434	748
Total interest expense	1,957	3,589	10,643	12,754
Net interest income	16,367	13,159	58,503	47,336
PROVISION FOR LOAN LOSSES	1,358	300	6,698	1,350
Net interest income after provision for loan losses	15,009	12,859	51,805	45,986
NON-INTEREST INCOME
Service charges on deposit accounts	130	173	601	663
Gain on sales of loans, net	3,243	1,329	10,230	4,885
Income on bank-owned life insurance	186	185	818	623
Gain on sales/calls of securities	4	14	101	30
Other income	788	294	2,893	2,036
Total non-interest income	4,351	1,995	14,643	8,237
NON-INTEREST EXPENSES
Salaries and employee benefits	7,405	5,832	26,681	21,304
Occupancy expense	1,179	1,116	4,776	4,100
Data processing expenses	469	435	1,871	1,507
FDIC insurance expense	332	41	816	154
Other real estate owned expenses	14	37	72	171
Merger-related expenses	—	1,155	64	1,730
Other operating expenses	1,764	1,837	7,475	6,583
Total non-interest expenses	11,163	10,453	41,755	35,549
Income before income taxes	8,197	4,401	24,693	18,674
INCOME TAXES	2,132	1,157	6,607	5,040
Net income	$6,065	$3,244	$18,086	$13,634
EARNINGS PER COMMON SHARE
Basic	$0.59	$0.34	$1.77	$1.54
Diluted	0.59	0.34	1.76	1.53
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,240,325	9,568,280	10,220,319	8,875,237
Diluted	10,282,336	9,628,738	10,260,965	8,933,471

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended December 31, 2020			Three months ended December 31, 2019
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$44,460	$12	0.10%	$11,114	$47	1.68%
Investment securities:
Taxable	134,080	656	1.96%	165,213	1,095	2.65%
Tax-exempt (1)	86,838	638	2.94%	57,841	520	3.60%
Total investment securities	220,918	1,294	2.34%	223,054	1,615	2.90%
Loans: (2)
Commercial real estate	623,286	8,247	5.18%	506,554	6,637	5.13%
Mortgage warehouse lines	359,108	3,567	3.97%	228,123	2,861	5.02%
Construction	124,568	1,721	5.50%	154,159	2,441	6.28%
Commercial business	133,665	1,351	4.02%	125,580	1,909	6.03%
SBA PPP loans	69,902	724	4.12%	—	—	—%
Residential real estate	90,034	1,045	4.54%	75,092	908	4.73%
Loans to individuals	25,652	288	4.39%	27,956	368	5.15%
Loans held for sale	30,298	203	2.67%	6,427	63	3.92%
All other loans	588	6	3.99%	731	8	2.83%
Deferred (fees) costs, net	(1,585)	—	—%	377	—	—%
Total loans	1,455,516	17,152	4.69%	1,124,999	15,195	5.36%
Total interest-earning assets	1,720,894	$18,458	4.27%	1,359,167	$16,857	4.92%
Non-interest-earning assets:
Allowance for loan losses	(14,644)			(9,102)
Cash and due from bank	12,086			13,090
Other assets	119,989			105,299
Total non-interest-earning assets	117,431			109,287
Total assets	$1,838,325			$1,468,454
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$448,941	$507	0.45%	$387,227	$773	0.79%
Savings accounts	317,328	437	0.55%	234,821	572	0.97%
Certificates of deposit	386,705	904	0.93%	338,549	1,857	2.18%
Federal Reserve Bank PPPLF borrowings	21,820	18	0.33%	—	—	—%
Short-term borrowings	4,429	5	0.45%	43,347	215	1.97%
Redeemable subordinated debentures	18,557	86	1.83%	18,557	172	3.71%
Total interest-bearing liabilities	1,197,780	$1,957	0.65%	1,022,501	$3,589	1.39%
Non-interest-bearing liabilities:
Demand deposits	427,003			262,559
Other liabilities	29,740			27,425
Total non-interest-bearing liabilities	456,743			289,984
Shareholders' equity	183,802			155,969
Total liabilities and shareholders' equity	$1,838,325			$1,468,454
Net interest spread (3)			3.62%			3.53%
Net interest income and margin (4)		$16,501	3.81%		$13,268	3.87%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Year Ended December 31, 2020			Year Ended December 31, 2019
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$23,478	$107	0.46%	$8,142	$176	2.16%
Investment securities:
Taxable	156,464	3,289	2.10%	163,415	4,710	2.88%
Tax-exempt (1)	79,581	2,459	3.09%	57,005	2,110	3.70%
Total investment securities	236,045	5,748	2.43%	220,420	6,820	3.09%
Loans: (2)
Commercial real estate	596,978	31,184	5.14%	426,929	22,129	5.11%
Mortgage warehouse lines	273,286	11,269	4.12%	174,151	9,543	5.48%
Construction	137,190	7,686	5.60%	156,467	10,576	6.76%
Commercial business	139,913	6,164	5.88%	121,985	7,295	5.98%
SBA PPP loans	50,042	1,542	4.12%	—	—	—%
Residential real estate	89,509	4,130	4.54%	56,745	2,591	4.50%
Loans to individuals	28,052	1,289	4.52%	23,312	1,195	5.06%
Loans held for sale	18,216	507	2.78%	4,280	170	3.97%
All other loans	801	37	4.54%	782	38	3.57%
Deferred (fees) costs, net	(657)	—	—%	269	—	—%
Total loans	1,333,330	63,808	4.79%	964,920	53,537	5.55%
Total interest-earning assets	1,592,853	$69,663	4.37%	1,193,482	$60,533	5.07%
Non-interest-earning assets:
Allowance for loan losses	(11,680)			(8,796)
Cash and due from bank	12,158			11,729
Other assets	122,871			86,887
Total non-interest-earning assets	123,349			89,820
Total assets	$1,716,202			$1,283,302
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$425,446	$2,420	0.57%	$349,663	$2,750	0.79%
Savings accounts	286,149	2,049	0.72%	201,738	1,952	0.97%
Certificates of deposit	362,633	5,512	1.52%	286,419	6,392	2.23%
Federal Reserve Bank PPPLF borrowings	15,344	54	0.35%	—	—	—%
Short-term borrowings	30,567	174	0.57%	38,594	912	2.36%
Redeemable subordinated debentures	18,557	434	2.30%	18,557	748	4.03%
Total interest-bearing liabilities	1,138,696	$10,643	0.93%	894,971	$12,754	1.43%
Non-interest-bearing liabilities:
Demand deposits	370,323			226,701
Other liabilities	29,865			23,529
Total non-interest-bearing liabilities	400,188			250,230
Shareholders' equity	177,318			138,101
Total liabilities and shareholders' equity	$1,716,202			$1,283,302
Net interest spread (3)			3.44%			3.65%
Net interest income and margin (4)		$59,020	3.71%		$47,779	4.00%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted net income
Net income	$6,065	$3,244	$18,086	$13,634
Adjustments:
Merger-related expenses	—	1,155	64	1,730
Income tax effect of adjustments	—	(275)	(19)	(394)
Adjusted net income	$6,065	$4,124	$18,131	$14,970

Adjusted net income per diluted share
Adjusted net income	$6,065	$4,124	$18,131	$14,970
Diluted shares outstanding	10,282,336	9,628,738	10,260,965	8,933,471
Adjusted net income per diluted share	$0.59	$0.43	$1.77	$1.68

Adjusted return on average total assets
Adjusted net income	$6,065	$4,124	$18,131	$14,970
Average assets	1,838,325	1,468,454	1,716,202	1,283,302
Adjusted return on average total assets	1.31%	1.11%	1.06%	1.17%

Adjusted return on average shareholders' equity
Adjusted net income	$6,065	$4,124	$18,131	$14,970
Average equity	183,802	155,969	177,318	138,101
Adjusted return on average shareholders' equity	13.13%	10.49%	10.23%	10.84%

Book value and tangible book value per common share
Shareholders' equity			$187,657	$170,578
Less: goodwill and intangible assets			36,003	36,779
Tangible shareholders' equity			151,654	133,799
Shares outstanding			10,245,826	10,191,676
Book value per common share			$18.32	$16.74
Tangible book value per common share			$14.80	$13.13

(1) The Company used the non-GAAP financial measures, Adjusted net income, Adjusted net income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders' equity and tangible book value per common share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger-related expenses related to the Shore Merger in 2019. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.